Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Fourth-Quarter Net Sales Increased 33 Percent Reflecting Impact of Recently Completed Acquisitions; Organic Sales Decreased 3 Percent

•	Fourth-Quarter Earnings Per Share (EPS) of $0.31; Adjusted EPS of $0.25

•	Full-Year Net Sales Increased 10 Percent Reflecting Impact of Recently Completed Acquisitions; Organic Sales Decreased 2 Percent

•	Full-Year EPS of $0.86; Adjusted EPS of $2.87

•	Campbell Provides Fiscal 2019 Guidance

CAMDEN, N.J., Aug. 30, 2018—Campbell Soup Company (NYSE:CPB) today reported its fourth-quarter and full-year results for fiscal 2018.

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)
	Jul. 29, 2018	Jul. 30, 2017	% Change	Jul. 29, 2018	Jul. 30, 2017	% Change
Net Sales
As Reported (GAAP)	$2,219	$1,664	33%	$8,685	$7,890	10%
Organic			(3)%			(2)%
Earnings (Loss) Before Interest and Taxes
As Reported (GAAP)	$289	$440	(34)%	$469*	$1,400	(67)%
Adjusted	$281	$282	—%	$1,408	$1,492	(6)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.31	$1.04	(70)%	$0.86	$2.89	(70)%
Adjusted	$0.25	$0.52	(52)%	$2.87	$3.04	(6)%
* Includes previously reported impairment charges primarily related to the Campbell Fresh segment.
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.
CEO Comments
Keith McLoughlin, Campbell's interim President and CEO said, "Fiscal 2018 was a challenging year for Campbell. These results and our outlook for fiscal 2019 reinforce the need for the significant actions we announced this morning as part of our comprehensive, Board-led strategy and portfolio review. We believe these actions will put us on a path to create sustainable shareholder value."

Details of the actions following the company’s strategy and portfolio review are outlined in a separate press release that was also issued today.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	Jul. 29, 2018	Jul. 30, 2017	Jul. 29, 2018	Jul. 30, 2017
As Reported (GAAP)	$0.31	$1.04	$0.86	$2.89

Impairment charges related to Campbell Fresh segment and Plum trademark	$0.14	—	$2.03	$0.59

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.11	$0.09	$0.45	$0.12

Transaction and integration costs related to the acquisition of Snyder's-Lance	$0.03	—	$0.24	—

Claim settlement	—	—	$0.05	—

Pension and postretirement benefit mark-to-market adjustments	($0.31)	($0.42)	($0.34)	($0.38)

Nonrecurring net tax benefit related to U.S. Tax Reform	($0.02)	—	($0.42)	—

Sale of notes	—	($0.18)	—	$(0.18)

Adjusted	$0.25*	$0.52*	$2.87	$3.04
* Numbers do not add due to rounding.

Fourth-Quarter Results
Sales increased 33 percent to $2.219 billion reflecting a 36-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic sales declined 3 percent driven primarily by decreases in Americas Simple Meals and Beverages.

Gross margin decreased from 35.9 percent to 29.2 percent. Excluding items impacting comparability, adjusted gross margin decreased 5.6 percentage points to 30.6 percent including a 3-point negative impact from the recent acquisitions. The remaining decline in adjusted gross margin was driven primarily by cost inflation and higher supply chain costs, costs associated with the voluntary recall of flavor-blasted Goldfish crackers on July 23, 2018, unfavorable mix and higher promotional spending, partly offset by productivity improvements and the benefits from cost savings initiatives.

Marketing and selling expenses increased 29 percent to $223 million due primarily to the inclusion of the recent acquisitions. Excluding items impacting comparability in the current year and the impact of the recent acquisitions, adjusted marketing and selling expenses declined slightly. Administrative expenses increased 25 percent to $177 million due primarily to the inclusion of the recent acquisitions. Excluding items impacting comparability and the impact of the recent acquisitions, adjusted administrative expenses were comparable to the prior year as consulting costs incurred in connection with the Board-led strategic review and higher benefit costs were offset by lower incentive compensation expenses.

Other income was $69 million as compared to $206 million in the prior year. Excluding items impacting comparability, adjusted other income decreased $7 million to $1 million.

EBIT decreased 34 percent to $289 million. Excluding items impacting comparability, adjusted EBIT of $281 million was comparable to the prior year as the net benefit of the recent acquisitions of Snyder’s-Lance and Pacific Foods was offset by declines on the base business.

Net interest expense was $93 million compared to $23 million in the prior year. Excluding items impacting comparability in the prior year, adjusted net interest expense increased $64 million due to debt associated with the acquisition of Snyder’s-Lance and higher average interest rates on the debt portfolio. The tax rate was 52.0 percent as compared to 23.7 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 21.8 percentage points to 59.0 percent as the timing of tax expense on an adjusted basis was negatively impacted by impairment charges, as described last quarter.

Earnings were $0.31 per share in the quarter compared to $1.04 in the prior year. Excluding items impacting comparability, adjusted EPS decreased 52 percent to $0.25 per share, reflecting a higher adjusted tax rate, adjusted EBIT declines on the base business and the dilutive impact of the recent acquisitions.

Full-Year Results
Sales increased 10 percent to $8.685 billion driven by an 11-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic sales declined 2 percent driven primarily by decreases in Americas Simple Meals and Beverages, partly offset by gains in Global Biscuits and Snacks.

EBIT decreased from $1.400 billion to $469 million. Excluding items impacting comparability, adjusted EBIT decreased 6 percent to $1.408 billion reflecting performance of the base business, partly offset by incremental earnings from the recent acquisitions. EBIT declines in the base business were driven primarily by lower gross margin performance, including the impact of organic sales declines, partly offset by an increase in adjusted other income and lower marketing and selling expenses.

Net interest expense was $197 million compared to $107 million in the prior year. Excluding items impacting comparability, adjusted net interest expense increased $102 million to $215 million due to debt associated with the acquisition of Snyder’s-Lance and higher average interest rates on the debt portfolio. The tax rate was 4.0 percent as compared to 31.4 percent in the prior year reflecting the one-time favorable net tax benefit recorded as part of the Tax Cuts and Jobs Act. Excluding items impacting comparability, the adjusted tax rate decreased 5.2 percentage points to 27.2 percent, due primarily to the lower U.S. federal tax rate.

The company reported EPS of $0.86. Excluding items impacting comparability, adjusted EPS decreased 6 percent to $2.87 per share, reflecting EBIT declines on the base business and the dilutive impact of the recent acquisitions, partly offset by a lower adjusted tax rate and the benefit of lower weighted average shares outstanding.

Cash flow from operations increased to $1.305 billion from $1.291 billion a year ago. The year-over-year increase was due primarily to lower working capital requirements, partly offset by lower cash earnings.

Fiscal 2019 Guidance
Given the strategy to pursue divestitures, the company has provided an outlook for fiscal 2019 based on the company's existing portfolio of businesses, as well as on a pro forma basis assuming the planned divestitures are completed as of the beginning of fiscal 2019. This fiscal 2019 guidance and pro forma, as shown in the table below, include the impact of the Snyder’s-Lance and Pacific Foods acquisitions and assumes the impact from currency translation will be nominal.

($ in millions, except per share)	2018 Results	2019 Guidance Pre-Divestitures	2019 Pro Forma Assuming Divestitures

Net Sales	$8,685	$9,975 to $10,100	$7,925 to $8,050

Incremental Net Sales over 2018 from Snyder’s-Lance and Pacific Foods		$1,500 to $1,550	$1,500 to $1,550

Adjusted EBIT	$1,408*	$1,370 to $1,410	$1,230 to $1,270

Adjusted EPS	$2.87*	$2.45 to $2.53	$2.40 to $2.50
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2019 guidance or 2019 pro forma since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results. The pro forma scenario is provided for illustrative purposes to provide approximate impact of potential divestitures as if they occurred at the beginning of Fiscal 2019 and is based on the use of estimated sales proceeds.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Jul. 29, 2018
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$789	$1,202	$228	$2,219**

Volume and Mix	(4)%	1%	1%	(2)%
Price and Sales Allowances	(1)%	—%	—%	(1)%
Promotional Spending	(1)%	(1)%	—%	(1)%
Organic Net Sales	(6)%	—%	1%	(3)%*
Currency	—%	—%	—%	—%
Acquisitions	5%	88%	—%	36%
% Change vs. Prior Year	(1)%	87%*	1%	33%

Segment Operating Earnings	$155	$158	$(7)
% Change vs. Prior Year	(21)%	42%	n/m
n/m — not meaningful
* Numbers do not add due to rounding.
** Includes Corporate.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Twelve Months Ended Jul. 29, 2018
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$4,213	$3,499	$970	$8,685**

Volume and Mix	(3)%	1%	1%	(1)%
Price and Sales Allowances	(1)%	1%	—%	—%
Promotional Spending	—%	—%	—%	—%
Organic Net Sales	(4)%	1%*	—%*	(2)%*
Currency	—%	1%	—%	—%
Acquisitions	3%	29%	—%	11%
% Change vs. Prior Year	(1)%	31%	—%	10%*

Segment Operating Earnings	$982	$540	$(43)
% Change vs. Prior Year	(12)%	17%	n/m
n/m — not meaningful
* Numbers do not add due to rounding.
** Includes Corporate.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales in the quarter decreased 1 percent to $789 million. Organic sales decreased 6 percent driven primarily by declines in U.S. soup and Canada. Excluding the benefit from the acquisition of Pacific Foods, sales of U.S. soup decreased 14 percent driven by declines in condensed soups, ready-to-serve soups and broth. Shipment declines of U.S. soup reflect increased competitive pressure across the market.

Segment operating earnings decreased 21 percent to $155 million. The decrease was driven primarily by a lower gross margin percentage.

Global Biscuits and Snacks
Sales in the quarter increased 87 percent to $1.202 billion. Excluding the benefit from the acquisition of Snyder’s-Lance, organic sales were comparable to the prior year as gains in Pepperidge Farm cookies were offset by declines of Arnott’s biscuits in Indonesia and Goldfish crackers. Sales of Goldfish crackers were negatively impacted by the voluntary product recall.

Segment operating earnings increased 42 percent to $158 million, reflecting a 45-point benefit from the acquisition of Snyder’s-Lance. Excluding the impact of the acquisition, segment operating earnings declined due primarily to a lower gross margin percentage, including the adverse impact from the voluntary product recall, partly offset by lower marketing and selling expenses and lower administrative expenses.

The voluntary product recall had a negative 2-point impact on segment sales and a negative 14-point impact on operating earnings.

Campbell Fresh
Sales in the quarter increased 1 percent to $228 million driven primarily by higher sales of Garden Fresh Gourmet and carrot ingredients, partly offset by declines in Bolthouse Farms refrigerated beverages.

Segment operating loss was $7 million compared to a loss of $8 million in the prior year.

Corporate
Corporate in the fourth quarter of fiscal 2018 included pension and postretirement mark-to-market and curtailment gains of $122 million, non-cash impairment charges of $54 million related to the Plum trademark, charges related to cost savings initiatives of $46 million, and transaction and integration costs of $11 million related to the acquisition of Snyder’s-Lance. Corporate in the fourth quarter of fiscal 2017 included pension and postretirement mark-to-market gains of $198 million and charges related to cost savings initiatives of $22 million. The remaining increase in expenses primarily reflects losses on open commodity contracts as compared to gains in the year-ago quarter.

Cost Savings Program
In the fourth quarter of fiscal 2018, Campbell achieved $30 million in savings under its multi-year cost savings program, bringing total program-to-date savings to $420 million. Based on the strategic actions announced separately this morning following the comprehensive Board-led strategy and portfolio review, as well as the identification of additional savings opportunities, Campbell has increased the annualized savings target to $650 million by the end of fiscal 2022 from $500 million by fiscal 2020. These actions bring Campbell’s expected total savings targets, including the expected Snyder’s-Lance savings of $295 million, to $945 million.

Conference Call and Webcast

Campbell will host a 90-minute conference call to discuss its earnings results and the outcome of its strategic review today at 8:30 a.m. EDT. To join, dial +1 (844) 428-1627 in the U.S. or +1 (409) 350-3941 internationally. The access code is 5676627. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at
investor.campbellsoupcompany.com. A recording of the call will also be available until 11:59 p.m. on Sept. 13, 2018, at +1 (404) 537-3406. The access code for the replay is 5676627.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Americas Simple Meals and Beverages includes the retail and food service businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific broth, soups, non-dairy beverages and other simple meals; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and, Campbell’s tomato juice.

Global Biscuits and Snacks includes the U.S. snacks portfolio consisting of Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail, and Snyder’s-Lance pretzels, sandwich crackers, potato chips, tortilla chips and other snacking products. The segment also includes Arnott’s biscuits in Australia and Asia Pacific, Kelsen cookies globally, and the simple meals and shelf-stable beverages business in Australia, Latin America and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and, the U.S. refrigerated soup business.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability

Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company's current expectations about the impact of its future plans and performance on the company's business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company's ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review; (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder's-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company's indebtedness and ability to pay such indebtedness; (7) disruptions to the company's supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company's ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company's efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company's products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company's key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company's key customers maintain significance to the company's business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management's attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company's businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company's ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company's defined benefit pension plans; (22) a material failure in or breach of the company's information technology systems; (23) the company's ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 29, 2018	July 30, 2017
Net sales	$2,219	$1,664
Costs and expenses
Cost of products sold	1,570	1,066
Marketing and selling expenses	223	173
Administrative expenses	177	142
Research and development expenses	26	31
Other expenses / (income)	(69)	(206)
Restructuring charges	3	18
Total costs and expenses	1,930	1,224
Earnings before interest and taxes	289	440
Interest, net	93	23
Earnings before taxes	196	417
Taxes on earnings	102	99
Net earnings	94	318
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$94	$318
Per share - basic
Net earnings attributable to Campbell Soup Company	$.31	$1.05
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	303
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.31	$1.04
Weighted average shares outstanding - assuming dilution	302	305

The company adopted new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 29, 2018	July 30, 2017
Net sales	$8,685	$7,890
Costs and expenses
Cost of products sold	5,869	4,965
Marketing and selling expenses	902	855
Administrative expenses	654	550
Research and development expenses	110	111
Other expenses / (income)	619	(9)
Restructuring charges	62	18
Total costs and expenses	8,216	6,490
Earnings before interest and taxes	469	1,400
Interest, net	197	107
Earnings before taxes	272	1,293
Taxes on earnings	11	406
Net earnings	261	887
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$261	$887
Per share - basic
Net earnings attributable to Campbell Soup Company	$.87	$2.91
Dividends	$1.40	$1.40
Weighted average shares outstanding - basic	301	305
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.86	$2.89
Weighted average shares outstanding - assuming dilution	302	307

The company adopted new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 29, 2018	July 30, 2017	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$789	$797	(1)%
Global Biscuits and Snacks	1,202	642	87%
Campbell Fresh	228	225	1%
Total sales	$2,219	$1,664	33%
Earnings
Contributions:
Americas Simple Meals and Beverages	$155	$196	(21)%
Global Biscuits and Snacks	158	111	42%
Campbell Fresh	(7)	(8)	n/m
Total operating earnings	306	299	2%
Corporate	(14)	159
Restructuring charges	(3)	(18)
Earnings before interest and taxes	289	440	(34)%
Interest, net	93	23
Taxes on earnings	102	99
Net earnings	94	318	(70)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$94	$318	(70)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.31	$1.04	(70)%
n/m - not meaningful

Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 29, 2018	July 30, 2017	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$4,213	$4,256	(1)%
Global Biscuits and Snacks	3,499	2,667	31%
Campbell Fresh	970	967	—%
Corporate	3	—	n/m
Total sales	$8,685	$7,890	10%
Earnings
Contributions:
Americas Simple Meals and Beverages	$982	$1,111	(12)%
Global Biscuits and Snacks	540	463	17%
Campbell Fresh	(43)	(9)	n/m
Total operating earnings	1,479	1,565	(5)%
Corporate	(948)	(147)
Restructuring charges	(62)	(18)
Earnings before interest and taxes	469	1,400	(67)%
Interest, net	197	107
Taxes on earnings	11	406
Net earnings	261	887	(71)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$261	$887	(71)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.86	$2.89	(70)%
n/m - not meaningful

Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 29, 2018	July 30, 2017
Current assets	$2,296	$1,900
Plant assets, net	3,233	2,454
Intangible assets, net	8,776	3,233
Other assets	224	139
Total assets	$14,529	$7,726
Current liabilities	$3,594	$2,395
Long-term debt	7,998	2,499
Other liabilities	1,564	1,187
Total equity	1,373	1,645
Total liabilities and equity	$14,529	$7,726
Total debt	$9,894	$3,536
Cash and cash equivalents	$226	$319

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	July 29, 2018	July 30, 2017
Cash flows from operating activities:
Net earnings	$261	$887
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	748	212
Restructuring charges	62	18
Stock-based compensation	61	60
Amortization of inventory fair value adjustment from acquisition	42	—
Pension and postretirement benefit income	(187)	(258)
Depreciation and amortization	394	318
Deferred income taxes	(133)	93
Other, net	34	18
Changes in working capital, net of acquisitions
Accounts receivable	56	28
Inventories	(84)	46
Prepaid assets	27	(27)
Accounts payable and accrued liabilities	78	(48)
Net receipts from hedging activities	6	2
Other	(60)	(58)
Net cash provided by operating activities	1,305	1,291
Cash flows from investing activities:
Purchases of plant assets	(407)	(338)
Purchases of route businesses	(9)	—
Sales of route businesses	10	—
Businesses acquired, net of cash acquired	(6,772)	—
Other, net	(19)	(30)
Net cash used in investing activities	(7,197)	(368)
Cash flows from financing activities:
Short-term borrowings	10,222	8,247
Short-term repayments	(9,944)	(8,002)
Long-term borrowings	6,224	211
Long-term repayments	(63)	(90)
Repayments of notes payable	—	(400)
Dividends paid	(426)	(420)
Treasury stock purchases	(86)	(437)
Treasury stock issuances	—	2
Payments related to tax withholding for stock-based compensation	(23)	(22)
Repurchase of noncontrolling interest	(47)	—
Payments of debt issuance costs	(50)	—
Net cash provided by (used in) financing activities	5,807	(911)
Effect of exchange rate changes on cash	(8)	11
Net change in cash and cash equivalents	(93)	23
Cash and cash equivalents — beginning of period	319	296
Cash and cash equivalents — end of period	$226	$319

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 29, 2018
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency and acquisitions. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 29, 2018				July 30, 2017	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$789	$(2)	$(40)	$747	$797	(1)%	(6)%
Global Biscuits and Snacks	1,202	3	(565)	640	642	87%	—%
Campbell Fresh	228	—	—	228	225	1%	1%
Total Net Sales	$2,219	$1	$(605)	$1,615	$1,664	33%	(3)%

Year Ended
	July 29, 2018				July 30, 2017	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$4,213	$(18)	$(123)	$4,072	$4,256	(1)%	(4)%
Global Biscuits and Snacks	3,499	(21)	(772)	2,706	2,667	31%	1%
Campbell Fresh	970	—	—	970	967	—%	—%
Corporate	3	—	—	3	—	n/m	n/m
Total Net Sales	$8,685	$(39)	$(895)	$7,751	$7,890	10%	(2)%
n/m - not meaningful
Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:

(1)
In the fourth quarter of fiscal 2018, the company incurred gains of $122 million in Other expenses / (income) ($93 million after tax, or $.31 per share) associated with mark-to-market adjustments and curtailments for defined benefit pension and postretirement plans. In fiscal 2018, the company incurred gains of $136 million in Other expenses / (income) ($103 million after tax, or $.34 per share) associated with mark-to-market adjustments and curtailments for defined benefit pension and postretirement plans. In the fourth quarter of fiscal 2017, the company incurred gains of $198 million in Other expenses / (income) ($129 million after tax, or $.42 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In fiscal 2017, the company incurred gains of $178 million in Other expenses / (income) ($116 million after tax, or $.38 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.

(2)
In fiscal 2015, the company implemented initiatives to reduce costs and to streamline its organizational structure. In fiscal 2017, the company expanded these cost savings initiatives by further optimizing its supply chain network, primarily in North America, continuing to evolve its operating model to drive efficiencies, and more fully integrating its recent acquisitions. In January 2018, as part of the expanded initiatives, the company authorized additional costs to improve the operational efficiency of its thermal supply chain network in North America by closing its manufacturing facility in Toronto, Ontario, and to optimize its information technology infrastructure by migrating certain applications to the latest cloud technology platform.

In the fourth quarter of fiscal 2018, the company recorded implementation costs and other related costs of $20 million in Administrative expenses, $25 million in Cost of products sold, and $1 million in Marketing and selling expenses (aggregate impact of $33 million after tax, or $.11 per share) related to these initiatives. In fiscal 2018, the company recorded Restructuring charges of $49 million and implementation costs and other related costs of $88 million in Administrative expenses, $45 million in Cost of products sold, and $3 million in Marketing and selling expenses (aggregate impact of $136 million after tax, or $.45 per share) related to these initiatives. In the fourth quarter of fiscal 2017, the company recorded Restructuring charges of $18 million and implementation costs and other related costs of $18 million in Administrative expenses, and $4 million in Cost of products sold (aggregate impact of $26 million after tax, or $.09 per share) related to these initiatives. In fiscal 2017, the company recorded Restructuring charges of $18 million and implementation costs and other related costs of $36 million in Administrative expenses, and $4 million in Cost of products sold (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives.

(3)
In the second quarter of fiscal 2018, the company announced its intent to acquire Snyder's-Lance, Inc and on March 26, 2018, the acquisition closed. In the fourth quarter of fiscal 2018, the company incurred $14 million of transaction and integration costs, of which $3 million was recorded in Restructuring charges, $6 million in Administrative expenses, and $5 million in Cost of products sold associated with an acquisition date fair value adjustment for inventory. The aggregate impact was $8 million after tax, or $.03 per share. In fiscal 2018, the company incurred $120 million of transaction and integration costs, of which $13 million was recorded in Restructuring charges, $12 million in Administrative expenses, $53 million in Other expenses / (income), and $42 million in Cost of products sold. The company also recorded a gain in Interest expense of $18 million on treasury rate lock contracts used to hedge the planned financing of the acquisition. The aggregate impact was $102 million, $73 million after tax, or $.24 per share.

(4)
In fiscal 2018, the company reflected the impact on taxes of the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017. In the fourth quarter of fiscal 2018, the company recorded a tax benefit of $6 million ($.02 per share) related to the transition tax on unremitted foreign earnings. In fiscal 2018, the company recorded a tax benefit of $179 million due to the remeasurement of deferred tax assets and liabilities, and a tax charge of $53 million related to the transition tax on unremitted foreign earnings. The net impact was a tax benefit of $126 million ($.42 per share).

(5)
In the fourth quarter of fiscal 2018, the company performed an impairment assessment on the Plum trademark. In fiscal 2018, sales and operating performance were well below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of fiscal 2018, as part of a strategic review initiated by a new leadership team and based on recent performance, the company lowered its long-term outlook for future sales. The company recorded a non-cash impairment charge of $54 million ($41 million after tax, or $.14 per share) in Other expenses / (income).

In the third quarter of fiscal 2018, the company performed interim impairment assessments within Campbell Fresh on the deli reporting unit, which includes Garden Fresh Gourmet and the U.S. refrigerated soup business, and the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. Within the deli unit, the company revised its long-term outlook due to the anticipated loss of refrigerated soup business with certain private label customers, as well as the recent performance of the business. In addition, the operating performance of the Bolthouse Farms refrigerated beverages and salad dressing reporting unit was below expectations. The company revised its long-term outlook for future earnings and cash flows for each of these reporting units. The company recorded a non-cash impairment charge of $11 million on the tangible assets and $94 million on the intangible assets ($80 million after tax, or $.27 per share) of the deli reporting unit, and a non-cash impairment charge of $514 million ($417 million after tax, or $1.39 per share) related to the intangible assets of the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. The aggregate impact of the impairment charges was $619 million, of which $11 million was recorded in Cost of products sold and $608 million in Other expenses / (income), ($497 million after tax, or $1.65 per share).

In the second quarter of fiscal 2018, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit as operating performance was below expectations. The company revised its outlook for future earnings and cash flows and recorded a non-cash impairment charge of $75 million in Other expenses / (income) ($74 million after tax, or $.25 per share).
In fiscal 2018, the total non-cash impairment charges recorded were $748 million, of which $11 million was recorded in Cost of products sold and $737 million in Other expenses / (income), ($612 million after tax, or $2.03 per share).
In the second quarter of fiscal 2017, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit as operating performance was well below expectations and a new leadership team of the Campbell Fresh division initiated a strategic review which led to a revised outlook for future sales, earnings, and cash flow. The company recorded a non-cash impairment charge of $147 million ($139 million after tax, or $.45 per share) related to intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and a non-cash impairment charge of $65 million ($41 million after tax, or $.13 per share) related to the intangible assets of the Garden Fresh Gourmet reporting unit (aggregate pre-tax impact of $212 million, $180 million after tax, or $.59 per share). The charges were included in Other expenses / (income).

(6)	In the third quarter of fiscal 2018, the company recorded a loss of $22 million in Other expenses / (income) ($15 million after tax, or $.05 per share) from a settlement of a legal claim.

(7)
In the fourth quarter of fiscal 2017, the company recorded a tax benefit of $52 million in Taxes on earnings primarily related to the sale of intercompany notes receivable to a financial institution, which resulted in the recognition of foreign exchange losses on the notes for tax purposes. In addition, the company recorded a $6 million reduction to interest expense ($4 million after tax) related to premiums and fees received on the sale of the notes. The aggregate impact was $56 million after tax, or $.18 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	July 29, 2018			July 30, 2017
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$649	$30	$679	$598	$4	$602	13%
Gross margin percentage	29.2%		30.6%	35.9%		36.2%
Marketing and selling expenses	$223	$(1)	$222	$173	$—	$173
Administrative expenses	$177	$(26)	$151	$142	$(18)	$124
Other expenses / (income)	$(69)	$68	$(1)	$(206)	$198	$(8)
Restructuring charges	$3	$(3)	$—	$18	$(18)	$—
Earnings before interest and taxes	$289	$(8)	$281	$440	$(158)	$282	—%
Interest, net	93	—	93	23	6	29
Earnings before taxes	$196	$(8)	$188	$417	$(164)	$253
Taxes	102	9	111	99	(5)	94
Effective income tax rate	52.0%		59.0%	23.7%		37.2%
Net earnings attributable to Campbell Soup Company	$94	$(17)	$77	$318	$(159)	$159	(52)%
Diluted net earnings per share attributable to Campbell Soup Company	$.31	$(.06)	$.25	$1.04	$(.52)	$.52	(52)%
(a)See following tables for additional information.

	Three Months Ended
	July 29, 2018
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Transaction and integration costs (3)	Tax reform (4)	Impairment charges (5)	Adjustments
Gross margin	$—	$25	$5	$—	$—	$30
Marketing and selling expenses	—	(1)	—	—	—	(1)
Administrative expenses	—	(20)	(6)	—	—	(26)
Other expenses / (income)	122	—	—	—	(54)	68
Restructuring charges	—	—	(3)	—	—	(3)
Earnings before interest and taxes	$(122)	$46	$14	$—	$54	$(8)
Interest, net	—	—	—	—	—	—
Earnings before taxes	$(122)	$46	$14	$—	$54	$(8)
Taxes	(29)	13	6	6	13	9
Net earnings attributable to Campbell Soup Company	$(93)	$33	$8	$(6)	$41	$(17)
Diluted net earnings per share attributable to Campbell Soup Company*	$(.31)	$.11	$.03	$(.02)	$.14	$(.06)
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	July 30, 2017
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Sale of notes (7)	Adjustments
Gross margin	$—	$4	$—	$4
Administrative expenses	—	(18)	—	(18)
Other expenses / (income)	198	—	—	198
Restructuring charges	—	(18)	—	(18)
Earnings before interest and taxes	$(198)	$40	$—	$(158)
Interest, net	—	—	6	6
Earnings before taxes	$(198)	$40	$(6)	$(164)
Taxes	(69)	14	50	(5)
Net earnings attributable to Campbell Soup Company	$(129)	$26	$(56)	$(159)
Diluted net earnings per share attributable to Campbell Soup Company*	$(.42)	$.09	$(.18)	$(.52)
*The sum of individual per share amounts may not add due to rounding.

	Year Ended
	July 29, 2018			July 30, 2017
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$2,816	$98	$2,914	$2,925	$4	$2,929	(1)%
Gross margin percentage	32.4%		33.6%	37.1%		37.1%
Marketing and selling expenses	$902	$(3)	$899	$855	$—	$855
Administrative expenses	$654	$(100)	$554	$550	$(36)	$514
Other expenses / (income)	$619	$(676)	$(57)	$(9)	$(34)	$(43)
Restructuring charges	$62	$(62)	$—	$18	$(18)	$—
Earnings before interest and taxes	$469	$939	$1,408	$1,400	$92	$1,492	(6)%
Interest, net	197	18	215	107	6	113
Earnings before taxes	$272	$921	$1,193	$1,293	$86	$1,379
Taxes	11	314	325	406	41	447
Effective income tax rate	4.0%		27.2%	31.4%		32.4%
Net earnings attributable to Campbell Soup Company	$261	$607	$868	$887	$45	$932	(7)%
Diluted net earnings per share attributable to Campbell Soup Company	$.86	$2.01	$2.87	$2.89	$.15	$3.04	(6)%
(a)See following tables for additional information.

	Year Ended
	July 29, 2018
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Transaction and integration costs (3)	Tax reform (4)	Impairment charges (5)	Claim settlement (6)	Adjustments
Gross margin	$—	$45	$42	$—	$11	$—	$98
Marketing and selling expenses	—	(3)	—	—	—	—	(3)
Administrative expenses	—	(88)	(12)	—	—	—	(100)
Other expenses / (income)	136	—	(53)	—	(737)	(22)	(676)
Restructuring charges	—	(49)	(13)	—	—	—	(62)
Earnings before interest and taxes	$(136)	$185	$120	$—	$748	$22	$939
Interest, net	—	—	18	—	—	—	18
Earnings before taxes	$(136)	$185	$102	$—	$748	$22	$921
Taxes	(33)	49	29	126	136	7	314
Net earnings attributable to Campbell Soup Company	$(103)	$136	$73	$(126)	$612	$15	$607
Diluted net earnings per share attributable to Campbell Soup Company	$(.34)	$.45	$.24	$(.42)	$2.03	$.05	$2.01

	Year Ended
	July 30, 2017
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Impairment charges (5)	Sale of notes (7)	Adjustments
Gross margin	$—	$4	$—	$—	$4
Administrative expenses	—	(36)	—	—	(36)
Other expenses / (income)	178	—	(212)	—	(34)
Restructuring charges	—	(18)	—	—	(18)
Earnings before interest and taxes	$(178)	$58	$212	$—	$92
Interest, net	—	—	—	6	6
Earnings before taxes	$(178)	$58	$212	$(6)	$86
Taxes	(62)	21	32	50	41
Net earnings attributable to Campbell Soup Company	$(116)	$37	$180	$(56)	$45
Diluted net earnings per share attributable to Campbell Soup Company	$(.38)	$.12	$.59	$(.18)	$.15